Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                              PRESS RELEASE

Press Release Source: Foothills Exploration, Inc. (OTC.QB: FTXP)

FOOTHILLS EXPLORATION, INC. ANNOUNCES
ACQUISITION OF UINTA BASIN PROPERTIES WITH PROVED AND PROVED UNDEVELOPED RESERVES

DENVER, Colorado, January 5, 2016 / GlobeNewswire / Foothills Exploration, Inc. (OTC.QB: FTXP) (the “Company” or “FTXP”), an independent oil and gas exploration company engaged in the acquisition and development of oil and gas properties in the Rockies and Gulf Coast, announced today that it has entered into a purchase and sale agreement (the “Agreement”) with Total Belief Limited (“TBL”), a British Virgin Islands limited liability company and a direct wholly-owned subsidiary of New Times Energy Corporation Limited (“NTE”), a Bermuda limited liability company whose shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited for oil and gas interests and assets located in Utah and Wyoming.

Acquisition Summary

This purchase provides the Company with an entry point into the Uinta Basin and a basis from which to seek other bolt-on acquisition opportunities in the Rockies. The transaction delivers the Company a licensed and bonded operator in Utah with bonds in place with the BLM, state and BIA.

Through the acquisition, the Company has also obtained six shut-in wells in the Natural Buttes Field, Utah, that it plans to workover and produce in Q1 2017 to re-establish production and generate cash flows.

The transaction provides the Company with the rights to an agreement to acquire up to 6,000+ acres and up to 16 shut-in oil and gas wells with proved and proved undeveloped reserves on Tribal lands in the Uinta Basin. These properties provide in-field drilling potential, the ability to bring online shut-in wells and behind pipe development.

Five shut-in wells located on fee lands in the Altamont-Bluebell Field that are undergoing title curative have the potential to achieve near term production with stimulation and the addition of surface equipment.

Furthermore, this acquisition delivers to the Company an additional 40% working interest in the Ladysmith Prospect covering 3,060 acres in the Greater Green River Basin, Wyoming, bringing the Company’s total working interest in the prospect from 35% (pre-acquisition) up to 75%.

Lastly by this agreement the Company acquired 13,166,667 shares, constituting 55.63% of the outstanding shares of Grey Hawk Exploration, Inc. (“Grey Hawk”), a British Columbia, Canada company. Grey Hawk owns a non-operated working interest in two producing wells in the southern portion of the Natural Buttes Field.

A third party independent study conducted on behalf of the Company in Q4 2016 estimates a total of 1.28 million barrels of net proved reserves for the Uinta Basin properties from the Green River and Wasatch Formations.

Total consideration for the acquisition is $10.75 million in a combination of cash, stock and promissory note consisting of:

•	$750,000 to be delivered within 10 business days of Closing,
•	2,083,334 shares of the Company’s restricted common stock valued by the parties at $4,000,000 at a deemed price per share of $1.92,
•	Promissory note in the principal amount of $6,000,000 due and payable in full 18 months from closing date and accruing no interest during its term, and
•	is subject to the Company’s obtaining at least Two Million Two Hundred Fifty Thousand and No/100s US Dollars ($2,250,000) in financing within ten (10) Business Days following the Closing Date.

“The assets acquired as part of the Agreement provide the Company with access to additional proved and proved undeveloped acreage, low-risk rework opportunities and significant upside development potential capable of delivering substantial value accretive to future earnings,” said B.P. Allaire, the Company’s CEO. “We continue to execute on our stated objective to acquire dislocated and underdeveloped oil and gas assets in the Rockies and maximize those assets to create shareholder value,” added Allaire. Although the Company has received non-binding assurances that this amount will be funded, no assurance can be given that the Company will be able to satisfy this contingency.

About the Company

FTXP, through its wholly owned subsidiary Foothills Petroleum, Inc., a Nevada corporation (“FPI”), is an early stage, independent oil and gas exploration company engaged in the acquisition and development of oil and gas properties in the Rockies and Gulf Coast. Foothills Exploration Operating, Inc. (“FEOI”), a wholly-owned subsidiary of FPI is focused on exploration and production of oil and gas wells in the Rocky Mountains. FTXP, FPI and FEOI all maintain principal executive offices in Denver, Colorado.

Forward Looking Statements

All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we made based on management's experience, perception of historical trends and technical analyses, current conditions, capital plans, drilling plans, production expectations, our abilities to raise adequate additional capital to support our acquisition, development and drilling activities, anticipated future developments, and other factors believed to be appropriate and reasonable by management. When used in this release, words such as "will," “possible,” "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future" or their negatives or the statements that include these words or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements, express or implied, concerning our future operating results and returns or our ability to acquire or develop proven or probable reserves, our ability to replace or increase reserves, increase production, or generate income or cash flows are forward-looking statements.

Forward-looking statements are not guarantees of performance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. As a result no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. We are currently a pre-revenue company and our securities are subject to considerable risk. Investors are cautioned to review FTXP’s filings with the Securities and Exchange Commission for a discussion of risk and other factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.

Investor and Media Contact:

Foothills Exploration, Inc.

B.P. Allaire

Chief Executive Officer

ir@foothillspetro.com

(720) 449-7478

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